Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference therein of our report dated March 1, 2018 with respect to the consolidated financial statements of Pinnacle Entertainment, Inc. for the years ended December 31, 2017, 2016, and 2015 included in Penn National Gaming, Inc.’s Current Report on Form 8-K/A dated December 21, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada

December 21, 2018